Exhibit 99.1

ORCHID ISLAND CAPITAL ANNOUNCES FOURTH QUARTER 2024 RESULTS

VERO BEACH, Fla. (January 30, 2025) – Orchid Island Capital, Inc. (NYSE:ORC) ("Orchid” or the "Company"), a real estate investment trust ("REIT"), today announced results of operations for the three and twelve month periods ended December 31, 2024.

Fourth Quarter 2024 Results

●	Net income of $5.6 million, or $0.07 per common share, which consists of:
●	Net interest income of $8.1 million, or $0.10 per common share
●	Total expenses of $4.4 million, or $0.05 per common share
●	Net realized and unrealized gains of $1.8 million, or $0.02 per common share, on RMBS and derivative instruments, including net interest income on interest rate swaps
●	Fourth quarter total dividends declared and paid of $0.36 per common share
●	Total return of 0.60%, comprised of $0.36 dividends per common share and a $0.31 decrease in book value per common share, divided by beginning book value per common share

Full-year 2024 Results

●	Net income of $37.8 million, or $0.57 per common share, which consists of:
●	Net interest income of $5.3 million, or $0.08 per common share
●	Total expenses of $16.7 million, or $0.26 per common share
●	Net realized and unrealized gains of $49.1 million, or $0.75 per common share, on RMBS and derivative instruments, including net interest income on interest rate swaps
●	Full year total dividends declared and paid of $1.44 per common share
●	Total return of 4.73%, comprised of $1.44 dividends per common share and a $1.01 decrease in book value per common share, divided by beginning book value per common share

Other Financial Highlights

●	Book value per common share of $8.09 at December 31, 2024
●

Orchid maintained a strong liquidity position of $353.6 million in cash and cash equivalents and unpledged securities (net of unsettled purchased securities), or 53% of stockholder’s equity as of December 31, 2024

●	Borrowing capacity in excess of December 31, 2024 outstanding repurchase agreement balances of $5,025.5 million, spread across 25 active lenders
●	Company to discuss results on Friday, January 31, 2025, at 10:00 AM ET
●	Supplemental materials to be discussed on the call can be downloaded from the investor relations section of the Company’s website at https://ir.orchidislandcapital.com

Management Commentary

Commenting on the fourth quarter results, Robert E. Cauley, Chairman and Chief Executive Officer, said, “The outlook for the fixed income market pivoted early in the fourth quarter of 2024.  As the third quarter came to an end, inflation was falling towards the Federal Reserve's (the "Fed") 2% target, the labor market was cooling, hiring levels had moderated and the unemployment rate was slowly creeping higher. As a result of these economic conditions, the Fed finally lowered the Fed funds rate by 50 basis points in September 2024.  At the time, the market expected the Fed to lower the rate by over 200 basis points over the next 18 months. Beginning early in the fourth quarter, the incoming data turned.  Readings on the labor market stabilized and hiring stopped slowing.  The unemployment rate appeared to plateau and most importantly, inflation data appeared “sticky”, as the decline previously in place seemed to lose momentum and remained above the Fed’s 2% target level. In early November, the Republican party swept the national elections, with the new president having a very pro-growth agenda for the country.  By the end of 2024, the Fed had lowered the Fed funds rate two more times – by 25 basis points in each case.  With the Fed funds rate lowered by 100 basis points over the course of the third and fourth quarters and the outlook reversing as described above, the Treasury curve shifted higher and is no longer inverted between the Fed funds level and the 10-year point, or between the 2-year and 10-year points. The Agency RMBS market generated negative total returns for the fourth quarter and was one of the worst performing sectors of the fixed income markets.  Returns for the Agency RMBS market versus comparable duration swaps, a proxy for returns for levered bond investors such as the Company, were also negative, albeit far less so than the absolute returns.

“In spite of the elevated level of interest rates and poor performance of the Agency RMBS asset class for the quarter, Orchid generated a positive return of 0.6% for the fourth quarter (unannualized) as our book value decline of $0.31 was offset by dividends declared and paid of $0.36 during the quarter. These figures compare to a 2.1% return (unannualized) for the third quarter of 2024 as the market rallied given the onset of the Fed easing cycle described above. For the year ended December 31, 2024, Orchid generated a total return of 4.73% versus (8.63)% for 2023.

“With the economy remaining quite strong, inflation sticky and fiscal deficits likely to remain elevated, we believe upward pressure on longer-term rates may persist and additional interest rate cuts by the Fed will be modest.  We have retained a bar-bell strategy in our Agency RMBS portfolio with an up-in-coupon bias and leverage near the lower end of our typical range.  We used a combination of new capital raised via our ATM program, paydowns and sales of some lower coupon securities to add to our higher coupon holdings, in all cases with favorable prepayment characteristics acquired at modest pay-ups to TBA securities.  With dollar-roll levels elevated, we moved our TBA hedge positions to short Treasury future positions.  While we have shifted our portfolio over the course of 2024 towards an up-in-coupon bias, we still maintain significant lower coupon holdings and in securities with significant seasoning, resulting in attractive returns due to prepayments well above typical turnover levels and performance when and if the market rallies.”

Details of Fourth Quarter 2024 Results of Operations

The Company reported net income of $5.6 million for the three month period ended December 31, 2024, compared with net income of $27.1 million for the three month period ended December 31, 2023. The Company increased its average Agency RMBS portfolio during the fourth quarter of 2024, from $5.0 billion for the quarter ended September 30, 2024 to $5.3 billion for the quarter ended December 31, 2024. Interest income on the portfolio in the fourth quarter was up approximately $4.4 million from the third quarter of 2024. The yield on our average Agency RMBS decreased from 5.43% in the third quarter of 2024 to 5.38% for the fourth quarter of 2024, repurchase agreement borrowing costs decreased from 5.62% for the third quarter of 2024 to 4.98% for the fourth quarter of 2024, and our net interest spread increased from (0.19)% in the third quarter of 2024 to 0.40% in the fourth quarter of 2024.

Book value decreased by $0.31 per share in the fourth quarter of 2024. The decrease in book value reflects our net income of $0.07 per share and the dividend distribution of $0.36 per share. The Company recorded net realized and unrealized gains of $0.02 per share on Agency RMBS assets and derivative instruments, including net interest income on interest rate swaps.

Details of Full Year 2024 Results of Operations

The Company reported net income of $37.7 million for the year ended December 31, 2024, compared with a net loss of $39.2 million for the year ended December 31, 2023. Interest income on the portfolio in the year ended December 31, 2024 was approximately $241.6 million and the yield on our average Agency RMBS was 5.25%. Repurchase agreement interest expense was $236.3 million during 2024 with an average cost of 5.35%.

Book value decreased by $1.01 per share in the year ended December 31, 2024. The decrease in book value reflects our net income of $0.57 per share and the dividend distribution of $1.44 per share. The Company recorded net realized and unrealized gains of $0.75 per share on Agency RMBS assets and derivative instruments, including net interest income on interest rate swaps.

Prepayments

For the quarter ended December 31, 2024, Orchid received $185.0 million in scheduled and unscheduled principal repayments and prepayments, which equated to a 3-month constant prepayment rate (“CPR”) of approximately 10.5%. Prepayment rates on the two RMBS sub-portfolios were as follows (in CPR):

		Structured
	PT RMBS	RMBS	Total
Three Months Ended	Portfolio (%)	Portfolio (%)	Portfolio (%)
December 31, 2024	10.6	7.0	10.5
September 30, 2024	8.8	6.4	8.8
June 30, 2024	7.6	7.1	7.6
March 31, 2024	6.0	5.9	6.0
December 31, 2023	5.4	7.9	5.5
September 30, 2023	6.1	5.7	6.0
June 30, 2023	5.6	7.0	5.6
March 31, 2023	3.9	5.7	4.0

Portfolio

The following tables summarize certain characteristics of Orchid’s PT RMBS (as defined below) and structured RMBS as of December 31, 2024 and December 31, 2023:

($ in thousands)
				Weighted
		Percentage		Average
		of	Weighted	Maturity
	Fair	Entire	Average	in	Longest
Asset Category	Value	Portfolio	Coupon	Months	Maturity
December 31, 2024
Fixed Rate RMBS	$5,237,812	99.7%	5.03%	330	1-Nov-54
Interest-Only Securities	15,308	0.3%	4.01%	212	25-Jul-48
Inverse Interest-Only Securities	190	0.0%	0.00%	261	15-Jun-42
Total Mortgage Assets	$5,253,310	100.0%	4.99%	328	1-Nov-54
December 31, 2023
Fixed Rate RMBS	$3,877,082	99.6%	4.33%	334	1-Nov-53
Interest-Only Securities	16,572	0.4%	4.01%	223	25-Jul-48
Inverse Interest-Only Securities	358	0.0%	0.00%	274	15-Jun-42
Total Mortgage Assets	$3,894,012	100.0%	4.30%	331	1-Nov-53

($ in thousands)
	December 31, 2024		December 31, 2023
		Percentage of		Percentage of
Agency	Fair Value	Entire Portfolio	Fair Value	Entire Portfolio
Fannie Mae	$3,693,032	70.3%	$2,714,192	69.7%
Freddie Mac	1,560,278	29.7%	1,179,820	30.3%
Total Portfolio	$5,253,310	100.0%	$3,894,012	100.0%

	December 31, 2024	December 31, 2023
Weighted Average Pass-through Purchase Price	$102.45	$104.10
Weighted Average Structured Purchase Price	$18.74	$18.74
Weighted Average Pass-through Current Price	$96.44	$95.70
Weighted Average Structured Current Price	$14.38	$13.51
Effective Duration (1)	4.200	4.400

(1)

Effective duration of 4.200 indicates that an interest rate increase of 1.0% would be expected to cause a 4.200% decrease in the value of the RMBS in the Company’s investment portfolio at December 31, 2024. An effective duration of 4.400 indicates that an interest rate increase of 1.0% would be expected to cause a 4.400% decrease in the value of the RMBS in the Company’s investment portfolio at December 31, 2023. These figures include the structured securities in the portfolio, but do not include the effect of the Company’s funding cost hedges. Effective duration quotes for individual investments are obtained from The Yield Book, Inc.

Financing, Leverage and Liquidity

As of December 31, 2024, the Company had outstanding repurchase obligations of approximately $5,025.5 million with a net weighted average borrowing rate of 4.66%. These agreements were collateralized by RMBS with a fair value, including accrued interest, of approximately $5,231.9 million. The Company’s adjusted leverage ratio, defined as the balance of repurchase agreement liabilities divided by stockholders' equity, at December 31, 2024 was 7.5:1. At December 31, 2024, the Company’s liquidity was approximately $353.6 million consisting of cash and cash equivalents and unpledged securities (not including unsettled securities purchases). To enhance our liquidity even further, we may pledge more of our structured RMBS as part of a repurchase agreement funding, but retain the cash in lieu of acquiring additional assets.  In this way we can, at a modest cost, retain higher levels of cash on hand and decrease the likelihood we will have to sell assets in a distressed market in order to raise cash. Below is a list of our outstanding borrowings under repurchase obligations at December 31, 2024.

($ in thousands)
			Weighted		Weighted
	Total		Average		Average
	Outstanding	% of	Borrowing	Amount	Maturity
Counterparty	Balances	Total	Rate	at Risk(1)	in Days
Merrill Lynch, Pierce, Fenner & Smith	360,113	7.2%	4.67%	$10,390	21
ABN AMRO Bank N.V.	335,584	6.7%	4.60%	9,715	17
RBC Capital Markets, LLC	267,565	5.3%	4.68%	8,326	21
Cantor Fitzgerald & Co	254,445	5.1%	4.74%	12,734	8
DV Securities, LLC Repo	251,638	5.0%	4.63%	10,243	28
MUFG Securities Canada, Ltd.	248,084	4.9%	4.62%	6,672	13
Mitsubishi UFJ Securities (USA), Inc.	244,546	4.9%	4.66%	12,979	13
J.P. Morgan Securities LLC	241,633	4.8%	4.77%	12,359	8
Daiwa Securities America Inc.	232,972	4.6%	4.62%	9,185	23
Goldman, Sachs & Co	232,011	4.6%	4.63%	12,496	27
Wells Fargo Bank, N.A.	227,854	4.5%	4.76%	7,917	17
Citigroup Global Markets Inc	226,627	4.5%	4.62%	11,888	27
Marex Capital Markets Inc.	211,474	4.2%	4.62%	8,937	21
ASL Capital Markets Inc.	210,826	4.2%	4.63%	10,771	24
ING Financial Markets LLC	208,713	4.2%	4.63%	8,103	30
The Bank of Nova Scotia	192,117	3.8%	4.66%	6,175	21
Bank of Montreal	191,010	3.8%	4.60%	9,982	21
South Street Securities, LLC	184,014	3.7%	4.71%	9,115	22
Mirae Asset Securities (USA) Inc.	176,902	3.5%	4.76%	6,843	139
Clear Street LLC	163,116	3.3%	4.54%	6,458	79
StoneX Financial Inc.	151,169	3.0%	4.63%	7,683	17
Banco Santander SA	90,417	1.8%	4.75%	5,117	17
Nomura Securities International, Inc.	70,878	1.4%	4.64%	3,901	17
Lucid Prime Fund, LLC	29,149	0.6%	4.70%	1,436	16
Wells Fargo Securities, LLC	22,686	0.4%	4.88%	4,876	23
Total / Weighted Average	$5,025,543	100.0%	4.66%	$214,301	26

(1)

Equal to the sum of the fair value of securities sold, accrued interest receivable and cash posted as collateral (if any), minus the sum of repurchase agreement liabilities, accrued interest payable and the fair value of securities posted by the counterparties (if any).

Hedging

In connection with its interest rate risk management strategy, the Company economically hedges a portion of the cost of its repurchase agreement funding against a rise in interest rates by entering into derivative financial instrument contracts. The Company has not elected hedging treatment under U.S. generally accepted accounting principles (“GAAP”) in order to align the accounting treatment of its derivative instruments with the treatment of its portfolio assets under the fair value option election. As such, all gains or losses on these instruments are reflected in earnings for all periods presented. At December 31, 2024, such instruments were comprised of U.S. Treasury note (“T-Note”) futures contracts, interest rate swap agreements, and contracts to sell to-be-announced ("TBA") securities.

The table below presents information related to the Company’s T-Note futures contracts at December 31, 2024.

($ in thousands)
	December 31, 2024
	Average	Weighted	Weighted
	Contract	Average	Average
	Notional	Entry	Effective	Open
Expiration Year	Amount	Rate	Rate	Equity(1)
U.S. Treasury Note Futures Contracts (Short Positions)(2)
March 2025 5-year T-Note futures (Mar 2025 - Mar 2030 Hedge Period)	$312,500	4.22%	4.37%	$1,890
March 2025 10-year T-Note futures (Mar 2025 - Mar 2035 Hedge Period)	93,500	4.30%	4.49%	1,119
March 2024 10-year Ultra futures (Mar 2025 - Mar 2035 Hedge Period)	32,500	4.25%	4.58%	914

(1)	Open equity represents the cumulative gains (losses) recorded on open futures positions from inception.
(2)

5-Year T-Note futures contracts were valued at a price of $106.30 at December 31, 2024. The contract value of the short position was $332.2 million at December 31, 2024. 10-Year T-Note futures contracts were valued at a price of $108.75, with a contract value of the short position of $101.7 million at December 31, 2024. 10-Year Ultra futures contracts were valued at price of $111.31 at December 31, 2024.  The contract value of the short position was $36.2 million at December 31, 2024 respectively.

The table below presents information related to the Company’s interest rate swap positions at December 31, 2024.

($ in thousands)
		Average
		Fixed	Average	Average
	Notional	Pay	Receive	Maturity
	Amount	Rate	Rate	(Years)
Expiration > 1 to ≤ 5 years	$1,450,000	1.69%	4.58%	3.4
Expiration > 5 years	2,066,800	3.55%	4.52%	7.0
	$3,516,800	2.78%	4.54%	5.5

The following table summarizes our contracts to sell TBA securities as of December 31, 2024.

($ in thousands)
	Notional			Net
	Amount	Cost	Market	Carrying
	Long (Short)(1)	Basis(2)	Value(3)	Value(4)
December 31, 2024
15-Year TBA securities:
5.00%	$50,000	$50,074	$49,742	$(332)
30-Year TBA securities:
3.00%	(200,000)	(174,406)	(169,703)	4,703
	$(150,000)	$(124,332)	$(119,961)	$4,371

(1)	Notional amount represents the par value (or principal balance) of the underlying Agency RMBS.
(2)	Cost basis represents the forward price to be paid (received) for the underlying Agency RMBS.
(3)	Market value represents the current market value of the TBA securities (or of the underlying Agency RMBS) as of period-end.
(4)

Net carrying value represents the difference between the market value and the cost basis of the TBA securities as of period-end and is reported in derivative assets (liabilities) at fair value in our balance sheets.

Dividends

In addition to other requirements that must be satisfied to qualify as a REIT, we must pay annual dividends to our stockholders of at least 90% of our REIT taxable income, determined without regard to the deduction for dividends paid and excluding any net capital gains. We intend to pay regular monthly dividends to our stockholders and have declared the following dividends since our February 2013 IPO.

(in thousands, except per share amounts)
Year	Per Share Amount	Total
2013	$6.975	$4,662
2014	10.800	22,643
2015	9.600	38,748
2016	8.400	41,388
2017	8.400	70,717
2018	5.350	55,814
2019	4.800	54,421
2020	3.950	53,570
2021	3.900	97,601
2022	2.475	87,906
2023	1.800	81,127
2024	1.440	96,309
2025 YTD(1)	0.120	10,869
Totals	$68.010	$715,775

(1)

On January 8, 2025, the Company declared a dividend of $0.12 per share to be paid on February 27, 2025. The effect of this dividend is included in the table above but is not reflected in the Company’s financial statements as of December 31, 2024.

Book Value Per Share

The Company's book value per share at December 31, 2024 was $8.09. The Company computes book value per share by dividing total stockholders' equity by the total number of shares outstanding of the Company's common stock. At December 31, 2024, the Company's stockholders' equity was $668.5 million with 82,622,464 shares of common stock outstanding.

Capital Allocation and Return on Invested Capital

The Company allocates capital to two RMBS sub-portfolios, the pass-through RMBS portfolio, consisting of mortgage pass-through certificates issued by Fannie Mae, Freddie Mac or Ginnie Mae (the “GSEs”) and collateralized mortgage obligations (“CMOs”) issued by the GSEs (“PT RMBS”), and the structured RMBS portfolio, consisting of interest-only (“IO”) and inverse interest-only (“IIO”) securities. As of September 30, 2024, approximately 97.1% of the Company’s investable capital (which consists of equity in pledged PT RMBS, available cash and unencumbered assets) was deployed in the PT RMBS portfolio. At December 31, 2024, the allocation to the PT RMBS portfolio increased to approximately 97.2%.

The table below details the changes to the respective sub-portfolios during the quarter.

(in thousands)
Portfolio Activity for the Quarter
		Structured Security Portfolio
	Pass-Through	Interest-Only	Inverse Interest
	Portfolio	Securities	Only Securities	Sub-total	Total
Market value - September 30, 2024	$5,427,069	$15,382	$353	$15,735	$5,442,804
Securities purchased	320,170	-	-	-	320,170
Securities sold	(166,030)	-	-	-	(166,030)
Losses on sales	(5,112)	-	-	-	(5,112)
Return of investment	n/a	(576)	-	(576)	(576)
Pay-downs	(184,405)	n/a	-	n/a	(184,405)
Premium lost due to pay-downs	(1,600)	n/a	-	n/a	(1,600)
Mark to market losses (gains)	(152,280)	502	(163)	339	(151,941)
Market value - December 31, 2024	$5,237,812	$15,308	$190	$15,498	$5,253,310

The tables below present the allocation of capital between the respective portfolios at December 31, 2024 and September 30, 2024, and the return on invested capital for each sub-portfolio for the three month period ended December 31, 2024.

($ in thousands)
Capital Allocation
		Structured Security Portfolio
	Pass-Through	Interest-Only	Inverse Interest
	Portfolio	Securities	Only Securities	Sub-total	Total
December 31, 2024
Market value	$5,237,812	$15,308	$190	$15,498	$5,253,310
Cash	335,053	-	-	-	335,053
Borrowings(1)	(5,025,543)	-	-	-	(5,025,543)
Total	$547,322	$15,308	$190	$15,498	$562,820
% of Total	97.2%	2.7%	0.1%	2.8%	100.0%
September 30, 2024
Market value	$5,427,069	$15,382	$353	$15,735	$5,442,804
Cash	333,717	-	-	-	333,717
Borrowings(2)	(5,230,871)	-	-	-	(5,230,871)
Total	$529,915	$15,382	$353	$15,735	$545,650
% of Total	97.1%	2.8%	0.1%	2.9%	100.0%

(1)

At December 31, 2024, there were outstanding repurchase agreement balances of $12.5 million secured by IO securities and $0.1 million secured by IIO securities. We entered into these arrangements to generate additional cash available to meet margin calls on PT RMBS; therefore, we have not considered these balances to be allocated to the structured securities strategy.

(2)

At September 30, 2024, there were outstanding repurchase agreement balances of $12.7 million secured by IO securities and $0.3 million secured by IIO securities. We entered into these arrangements to generate additional cash available to meet margin calls on PT RMBS; therefore, we have not considered these balances to be allocated to the structured securities strategy.

The return on invested capital in the PT RMBS and structured RMBS portfolios was approximately 1.7% and 4.0%, respectively, for the fourth quarter of 2024. The combined portfolio generated a return on invested capital of approximately 1.8%.

($ in thousands)
Returns for the Quarter Ended December 31, 2024
		Structured Security Portfolio
	Pass-Through	Interest-Only	Inverse Interest
	Portfolio	Securities	Only Securities	Sub-total	Total
Income (net of borrowing cost)	$7,850	$293	$-	$293	$8,143
Realized and unrealized (losses) gains	(158,992)	502	(163)	339	(158,653)
Derivative gains	160,412	n/a	n/a	n/a	160,412
Total Return	$9,270	$795	$(163)	$632	$9,902
Beginning Capital Allocation	$529,915	$15,382	$353	$15,735	$545,650
Return on Invested Capital for the Quarter(1)	1.7%	5.2%	(46.2)%	4.0%	1.8%
Average Capital Allocation(2)	$538,619	$15,345	$272	$15,617	$554,236
Return on Average Invested Capital for the Quarter(3)	1.7%	5.2%	(59.9)%	4.0%	1.8%

(1)	Calculated by dividing the Total Return by the Beginning Capital Allocation, expressed as a percentage.
(2)	Calculated using two data points, the Beginning and Ending Capital Allocation balances.
(3)	Calculated by dividing the Total Return by the Average Capital Allocation, expressed as a percentage.

Stock Offerings

On June 11, 2024, we entered into an equity distribution agreement (the “June 2024 Equity Distribution Agreement”) with three sales agents pursuant to which we may offer and sell, from time to time, up to an aggregate amount of $250,000,000 of shares of our common stock in transactions that are deemed to be “at the market” offerings and privately negotiated transactions. Through December 31, 2024, we issued a total of 19,842,089 shares under the June 2024 Equity Distribution Agreement for aggregate gross proceeds of approximately $164.9 million, and net proceeds of approximately $162.1 million, after commissions and fees. Subsequent to December 31, 2024, we issued a total of 7,721,664 shares under the June 2024 Equity Distribution Agreement for aggregate gross proceeds of approximately $60.7 million, and net proceeds of approximately $59.8 million, after commissions and fees.

Stock Repurchase Program

On July 29, 2015, the Company’s Board of Directors authorized the repurchase of up to 400,000 shares of our common stock. The timing, manner, price and amount of any repurchases is determined by the Company in its discretion and is subject to economic and market conditions, stock price, applicable legal requirements and other factors. The authorization does not obligate the Company to acquire any particular amount of common stock and the program may be suspended or discontinued at the Company’s discretion without prior notice. On February 8, 2018, the Board of Directors approved an increase in the stock repurchase program for up to an additional 904,564 shares of the Company’s common stock. Coupled with the 156,751 shares remaining from the original 400,000 share authorization, the increased authorization brought the total authorization to 1,061,315 shares, representing 10% of the Company’s then outstanding share count. On December 9, 2021, the Board of Directors approved an increase in the number of shares of the Company’s common stock available in the stock repurchase program for up to an additional 3,372,399 shares, bringing the remaining authorization under the stock repurchase program to 3,539,861 shares, representing approximately 10% of the Company’s then outstanding shares of common stock. On October 12, 2022, the Board of Directors approved an increase in the number of shares of the Company’s common stock available in the stock repurchase program for up to an additional 4,300,000 shares, bringing the remaining authorization under the stock repurchase program to 6,183,601 shares, representing approximately 18% of the Company’s then outstanding shares of common stock. This stock repurchase program has no termination date.

From the inception of the stock repurchase program through December 31, 2024, the Company repurchased a total of 5,144,602 shares at an aggregate cost of approximately $77.5 million, including commissions and fees, for a weighted average price of $15.07 per share. During the year ended December 31, 2024, the Company repurchased a total of 396,241 shares at an aggregate cost of approximately $3.3 million, including commissions and fees, for a weighted average price of $8.30 per share.

Earnings Conference Call Details

An earnings conference call and live audio webcast will be hosted Friday, January 31, 2025, at 10:00 AM ET. Participants can register and receive dial-in information at https://register.vevent.com/register/BI26747ad72a1641c6a93279bd3ec65aa2. A live audio webcast of the conference call can be accessed at https://edge.media-server.com/mmc/p/4rmha7s8 or via the investor relations section of the Company's website at https://ir.orchidislandcapital.com. An audio archive of the webcast will be available for 30 days after the call.

About Orchid Island Capital, Inc.

Orchid Island Capital, Inc. is a specialty finance company that invests on a leveraged basis in Agency RMBS. Our investment strategy focuses on, and our portfolio consists of, two categories of Agency RMBS: (i) traditional pass-through Agency RMBS, such as mortgage pass-through certificates, and CMOs issued by the GSEs, and (ii) structured Agency RMBS, such as IOs, IIOs and principal only securities, among other types of structured Agency RMBS. Orchid is managed by Bimini Advisors, LLC, a registered investment adviser with the Securities and Exchange Commission.

Forward Looking Statements

Statements herein relating to matters that are not historical facts, including, but not limited to statements regarding interest rates, inflation, liquidity, pledging of our structured RMBS, funding costs, prepayment speeds, portfolio positioning and repositioning, hedging levels, book value, leverage ratio, earnings, dividends, the supply and demand for Agency RMBS and the performance of the Agency RMBS sector generally, the effect of actual or expected actions of the U.S. government, including the Fed, market expectations, future opportunities and prospects of the Company, the stock repurchase program and general economic conditions, are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. The reader is cautioned that such forward-looking statements are based on information available at the time and on management's good faith belief with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in such forward-looking statements. Important factors that could cause such differences are described in Orchid Island Capital, Inc.'s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Orchid Island Capital, Inc. assumes no obligation to update forward-looking statements to reflect subsequent results, changes in assumptions or changes in other factors affecting forward-looking statements.

CONTACT:

Orchid Island Capital, Inc.

Robert E. Cauley, 772-231-1400

Chairman and Chief Executive Officer

https://ir.orchidislandcapital.com

Summarized Financial Statements

The following is a summarized presentation of the unaudited balance sheets as of December 31, 2024 and 2023, and the unaudited quarterly statements of operations for the twelve and three months ended December 31, 2024 and 2023. Amounts presented are subject to change.

ORCHID ISLAND CAPITAL, INC.
BALANCE SHEETS
($ in thousands, except per share data)
(Unaudited - Amounts Subject to Change)

	December 31, 2024	December 31, 2023
ASSETS:
Mortgage-backed securities	$5,253,310	$3,894,012
U.S. Treasury securities	100,551	148,820
Cash, cash equivalents and restricted cash	335,053	200,289
Accrued interest receivable	23,044	14,951
Derivative assets, at fair value	9,277	6,420
Other assets	392	455
Total Assets	$5,721,627	$4,264,947

LIABILITIES AND STOCKHOLDERS' EQUITY
Repurchase agreements	$5,025,543	$3,705,649
Payable of investment securities purchased	-	60,454
Dividends payable	9,940	6,222
Derivative liabilities, at fair value	332	12,694
Accrued interest payable	10,750	7,939
Due to affiliates	1,167	1,013
Other liabilities	5,395	1,031
Total Liabilities	5,053,127	3,795,002
Total Stockholders' Equity	668,500	469,945
Total Liabilities and Stockholders' Equity	$5,721,627	$4,264,947
Common shares outstanding	82,622,464	51,636,074
Book value per share	$8.09	$9.10

ORCHID ISLAND CAPITAL, INC.
STATEMENTS OF COMPREHENSIVE INCOME
($ in thousands, except per share data)
(Unaudited - Amounts Subject to Change)

	Years Ended December 31,		Three Months Ended December 31,
	2024	2023	2024	2023
Interest income	$241,577	$177,569	$71,996	$49,539
Interest expense	(236,281)	(201,918)	(63,853)	(52,325)
Net interest income (expense)	5,296	(24,349)	8,143	(2,786)
Gains on RMBS and derivative contracts	49,110	3,654	1,759	33,977
Net portfolio income (loss)	54,406	(20,695)	9,902	31,191
Expenses	16,744	18,531	4,357	4,064
Net income (loss)	$37,662	$(39,226)	$5,545	$27,127
Other comprehensive income	122	17	84	1
Comprehensive net	$37,784	$(39,209)	$5,629	$27,128

Basic and diluted net income (loss) per share	$0.57	$(0.89)	$0.07	$0.52
Weighted Average Shares Outstanding	65,449,149	44,649,039	79,590,498	52,396,001
Dividends Declared Per Common Share:	$1.440	$1.800	$0.360	$0.360

	Three Months Ended December 31,
Key Balance Sheet Metrics	2024	2023
Average RMBS(1)	$5,348,057	$4,207,118
Average repurchase agreements(1)	5,128,207	4,066,298
Average stockholders' equity(1)	662,262	468,393
Adjusted leverage ratio(2)	7.5:1	7.9:1
Economic leverage ratio(3)	7.3:1	6.7:1

Key Performance Metrics
Average yield on RMBS(4)	5.38%	4.71%
Average cost of funds(4)	4.98%	5.15%
Average economic cost of funds(5)	2.81%	2.67%
Average interest rate spread(6)	0.40%	(0.44)%
Average economic interest rate spread(7)	2.57%	2.04%

(1)	Average RMBS, borrowings and stockholders’ equity balances are calculated using two data points, the beginning and ending balances.
(2)	The adjusted leverage ratio is calculated by dividing ending repurchase agreement liabilities by ending stockholders’ equity.
(3)	The economic leverage ratio is calculated by dividing ending total liabilities adjusted for net notional TBA positions by ending stockholders' equity.
(4)	Portfolio yields and costs of funds are calculated based on the average balances of the underlying investment portfolio/borrowings balances and are annualized for the quarterly periods presented.
(5)	Represents the interest cost of our borrowings and the effect of derivative agreements attributed to the period related to hedging activities, divided by average borrowings.
(6)	Average interest rate spread is calculated by subtracting average cost of funds from average yield on RMBS.
(7)	Average economic interest rate spread is calculated by subtracting average economic cost of funds from average yield on RMBS.